Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Announces Transfer of Listing of Common Stock Shares

To the New York Stock Exchange

Addison, Texas – February 22, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY; the “Company”), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), announced today that it is transferring the listing of its voting common stock to the New York Stock Exchange (NYSE) from The Nasdaq Stock Market LLC (Nasdaq) and will continue to be traded under the ticker symbol ‘GNTY’. Guaranty Bancshares voting common stock is expected to begin trading on the NYSE on Tuesday, March 7, 2023. The Company expects its voting common stock to continue to trade on Nasdaq until the close of market on March 6, 2023.

Ty Abston, Chairman and CEO of Guaranty Bancshares, Inc. stated, “we are excited to join the NYSE alongside many of the world’s most prestigious and well regarded companies as well as many of our Texas-based public company peers. We believe that the NYSE is the right partner for Guaranty and will allow us to leverage the highly visible NYSE platform and market model as we continue to build long-term value for all of our stakeholders.”

"We’re thrilled to welcome Guaranty Bancshares to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “A Texas-based community bank that emphasizes customer relationships, Guaranty will feel right at home in our community of the world’s greatest companies.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of December 31, 2022, Guaranty Bancshares, Inc. had total assets of $3.4 billion, total loans of $2.4 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & Company CFO
Guaranty Bancshares, Inc.
(888) 572-9881

investors@gnty.com